Exhibit 5.1

17 January 2023

iQIYI, Inc.

c/o MAPLES CORPORATE SERVICES LIMITED

P.O. Box 309

Ugland House

South Church Street

George Town

Grand Cayman, KY1-1104

Cayman Islands

Dear Sirs

iQIYI, Inc.

We have acted as Cayman Islands legal advisers to iQIYI, Inc. (the “Company”) in connection with the Company’s registration statement on Form F-3 (Reg. No. 333-251359), including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 on 18 December 2020 , the base prospectus contained in the Registration Statement, the preliminary prospectus supplement dated 17 January 2023 and the final prospectus supplement dated 17 January 2023 (collectively, the “Prospectus”), as amended, relating to the offering by the Company of 76,500,000 American Depositary Shares (the “ADSs”), representing 535,500,000 of the Company’s Class A Ordinary Shares of a par value of US$0.00001 each (the “Class A Ordinary Shares”). We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any of the documents cited in this opinion nor upon matters of fact or the commercial terms of the transactions the subject of this opinion.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualification set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

WALKERS	Page 2

1.

The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”).

2.

The authorised share capital of the Company is currently US$1,000,000 divided into 100,000,000,000 shares comprising of (i) 94,000,000,000 Class A Ordinary Shares of a par value of US$0.00001 each, (ii) 5,000,000,000 Class B Ordinary Shares of a par value of US$0.00001 each and (iii) 1,000,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors may determine in accordance with the Memorandum and Articles (as defined in Schedule 1).

3.

The issue and allotment of the Class A Ordinary Shares pursuant to the Registration Statement and the Prospectus has been duly authorised. When allotted, issued and fully paid for as contemplated in the Registration Statement and the Prospectus, and when appropriate entries have been made in the Register of Members of the Company, the Class A Ordinary Shares to be issued by the Company will be validly issued, allotted and fully paid, and there will be no further obligation on the holder of any of the Class A Ordinary Shares to make any further payment to the Company in respect of such Class A Ordinary Shares.

4.

The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects. Such statements constitute our opinion.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities”, “Description of Share Capital”, “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ WALKERS (HONG KONG)
WALKERS (HONG KONG)

WALKERS	Page 3

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Incorporation dated 27 November 2009, the Certificate of Incorporation on Change of Name dated 13 September 2010, the Certificate of Incorporation on Change of Name dated 5 December 2017, the Amended and Restated Memorandum and Articles of Association as conditionally adopted by special resolution on 12 March 2018 and effective upon the commencement of the trading of the Company’s American Depositary Shares on the Nasdaq Global Market (the “Memorandum and Articles”), the Register of Members and Register of Directors of the Company, copies of which have been provided to us by the Company (together, the “Company Records”).

2.	A Certificate of Good Standing dated 23 December 2022 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

3.

Copies of executed written resolutions of the Board of Directors of the Company dated 27 February 2018, 29 November 2018, 30 March 2020, 15 December 2020, 6 July 2022, 30 August 2022, 30 December 2022 and 17 January 2023, and copies of executed written resolutions of the members of the Company dated 30 November 2017 and 12 March 2018 (the “Resolutions”).

4.	A certificate from a director of the Company dated 17 January 2023, a copy of which is attached hereto (the “Director’s Certificate”).

5.	The Registration Statement and the Prospectus.

WALKERS	Page 4

SCHEDULE 2

ASSUMPTIONS

1.

The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals.

2.	The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.

3.	The Director’s Certificate is true and correct as of the date hereof.

4.	The conversion of any shares in the capital of the Company will be effected via legally available means under Cayman law.

WALKERS	Page 5

SCHEDULE 3

QUALIFICATION

1.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

WALKERS	Page 6

ATTACHMENT

DIRECTOR’S CERTIFICATE